Exhibit 15.1

April 30, 2026

Sentage Holdings Inc.

501, Platinum Tower 233 Taicang Road

HuangPu, Shanghai City 200001

People’s Republic of China

Consent Letter on Sentage Holdings Inc.–FORM 20-F

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Sentage Holdings Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of Annual Report on Form 20-F for the year ended December 31, 2025.

We hereby consent to the reference to our name and the inclusion of our opinion in such annual report.

This consent is rendered solely to you for the filing on Form 20-F and may not be used for any other purpose.

Yours faithfully,

Beijing Dacheng Law Offices, LLP (Fuzhou)

/s/ Qiushi Li
Qiushi Li
Attorney at Law